Exhibit 10.1

SUPPLEMENTAL RETIREMENT AGREEMENT

This Supplemental Retirement Agreement (the “Agreement”) is entered into this 8th day of July, 2009 (the “Grant Date”) by and between Thermo Fisher Scientific Inc. (the “Company”) and Marijn Dekkers (the “Grantee”).

WHEREAS, the Grantee has served the Company as its Chief Executive Officer pursuant to the Employment Agreement;

WHEREAS, the Company desires to reward the Grantee for his past service to the Company and encourage and incentivize the Grantee to contribute to the long-term success of the Company;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable  consideration, the receipt of which is mutually  acknowledged, the Company and the Grantee:

1.  Definitions.

“Benchmark Index” means, with respect to any date, the average value of the S&P Industrials Composite Index for the 90 consecutive calendar days immediately preceding such date.  The value of the Benchmark Index on January 1, 2008 is $1,774.295.

“Cause” shall have the meaning set forth in the Employment Agreement.

“Change in Ownership or Control of the Company” is deemed to occur upon the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions, provided that immediately following such event, the Stock is no longer publicly traded on an established securities market.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company or, in the absence of a Compensation Committee, the full Board of Directors.

“Disability” shall have the meaning set forth in the Employment Agreement.

“Employment Agreement” means the Amended and Restated Employment Agreement, effective as of April 7, 2008, by and between the Company and the Grantee.

“Final Performance-Based Phantom Shares” shall have the meaning set forth in Section 3(b)(ii).

“401(k) Excess Plan” means the non-qualified deferred compensation plan sponsored by the Company to provide a benefit that would have been provided in the Company’s Section 401(k) plan but for limitations imposed by Sections 402(g) and 401(a)(17) of the Code.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Interest Rate” means the trailing 12-month average rate of return (interest only) of a ten-year Treasury Note.

“Mortality Table” means Table V under Treasury Regulations Section 1.72-9 (or such other table promulgated by the Internal Revenue Service that replaces this table).

“Payment Commencement Date” shall have the meaning set forth in Section 4.

“Performance-Based Phantom Shares” shall have the meaning set forth in Section 3.

“Phantom Share” means the right to receive the value of one share of Stock in accordance with the terms of this Agreement.

“Phantom Share Value” means (a) (i) the Stock Price as of the Separation from Service Date, (ii) multiplied by the number of vested Phantom Shares determined in accordance with Section 3, hereof, less (b) the value of the account balance of the Grantee under the 401(k) Excess Plan that is attributable to (x) Company contributions plus (y) an amount equal to investment gains (or losses) attributable to such Company contributions, calculated as if such contributions had been invested in the T. Rowe Price Retirement 2015 Fund (or such other balanced index fund that replaces this fund) offered by the Company as a measurement fund under the 401(k) Excess Plan.  For the avoidance of doubt, this offset does not take into account any amount attributable to elective deferred compensation by the Grantee under the 401(k) Excess Plan and any investment gains (or losses) thereon.

“Separation from Service” means the Grantee’s “separation from service” from the Company within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

“Separation from Service Date” means the date the Grantee incurs a Separation from Service.

“Stock” means the common stock of the Company.

“Stock Price” means, with respect to a given date, the average closing price of the Stock for the 90 consecutive calendar days immediately preceding such date; provided, however, that, in the event of a Change in Ownership or Control of the Company, the Stock Price shall be the last reported closing price of the Stock on the immediately preceding full trading day immediately prior to the Change in Ownership or Control of the Company.

“Target Performance-Based Phantom Shares” shall have the meaning set forth in Section 3(b)(ii).

“Time-Based Phantom Shares” shall have the meaning set forth in Section 3.

“Total Shareholder Return” means the total return to a shareholder per share of Stock, from Stock Price appreciation, determined by comparing the Stock Price as of January 1, 2008 with the Stock Price on the last day of the applicable period,  plus cumulative dividends (compounded) during such period.  The Stock Price on January 1, 2008 is $57.72.

2.  Grant of Phantom Shares.  The Company hereby grants to the Grantee an award of 124,000 Phantom Shares, subject to the restrictions and conditions set forth in this Agreement.

3.  Vesting of Phantom Shares.  The Phantom Shares shall vest on the date or dates specified in this Section 3, so long as the Grantee remains an employee of the Company on such dates, subject to Section 6, below.  The Phantom Shares shall vest with respect to 50% of the Phantom Shares based on the Grantee’s continued employment (the “Time-Based Phantom Shares”) and with respect to 50% of the Phantom Shares based on the performance of the Company (the “Performance-Based Phantom Shares”).

                         (a)  Time-Based Phantom Shares.  A percentage of the Time-Based Phantom Shares shall vest on the Vesting Dates set forth below if the Grantee remains employed with the Company through each Vesting Date:

Percentage of Phantom Shares Vested	Vesting Date
70%	December 31, 2014
100%	December 31, 2017

The Grantee shall forfeit all Time-Based Phantom Shares that have not vested as of the Grantee’s Separation from Service Date.

                         (b)  Performance-Based Phantom Shares.

                                   (i)  The number of Performance-Based Phantom Shares to be earned shall be based on the Company’s Total Shareholder Return from January 1, 2008 through December 31, 2017, relative to the performance of the Benchmark Index for the same period.  If the Grantee’s Separation from Service Date is before December 31, 2017, the performance period shall be shortened and the Company’s Total Shareholder Return from January 1, 2008 through the calendar month end immediately preceding or coincident with the Separation from Service Date shall be compared to the performance of the Benchmark Index for the same period.

                                   (ii)  On either December 31, 2017 or the Separation from Service Date, whichever occurs first, the Committee shall determine the actual number of Performance-Based Phantom Shares that may be earned based on the Company’s Total Shareholder Return (the “Final Performance-Based Phantom Shares”) in accordance with Schedule A, hereto.

                                   (iii)  Subject to the Grantee’s continued employment with the Company through the Vesting Dates set forth in the table in Section 3(a), either 0 percent, 70 percent or 100 percent of the Final Performance-Based Phantom Shares shall vest.

The Grantee shall forfeit all Performance-Based Phantom Shares that have not vested as of the date of Grantee’s Separation from Service Date.

4.  Payment of Benefit.  If the Grantee becomes vested in some or all of his Phantom Shares, as soon as practicable following the Separation from Service Date, the Company shall determine the Phantom Share Value.  Such amount shall be paid to Grantee in quarterly installments over an installment period equal to the Grantee’s life expectancy, as determined in accordance with the Mortality Table, based on the Grantee’s age on the Payment Commencement Date, rounded down to the nearest whole number.  The Payment Commencement Date shall be (i) the first day of the first month that is six months and one day after the Separation from Service Date, or (ii) the Grantee’s 60th birthday, whichever is later.  Until the Phantom Share Value is fully paid out, it shall be adjusted with interest annually in arrears as of the end of each calendar year based on the Interest Rate.  The amount of each quarterly payment shall be equal to the amount determined by dividing the remaining balance of the Phantom Share Value, as adjusted, by the remaining number of installment payments.  In the event the Grantee dies after Separation from Service but prior to full payment of the Phantom Share Value, as adjusted, the Company shall pay the remaining balance of the Phantom Share Value, as adjusted, in a lump sum to the Grantee’s designated beneficiary within 60 days of the date of death.  If the Grantee has not designated a beneficiary, the Grantee’s surviving spouse shall be deemed to be the designated beneficiary.  If the Grantee has no surviving spouse, the Grantee’s estate shall be deemed to be the designated beneficiary.

5.  Change in Ownership or Control.  Upon a Change in Ownership or Control of the Company prior to December 31, 2017, (a) the Committee shall determine the Stock Price, (b) based on such determination of the Stock Price, the Committee shall calculate the number of Final Performance-Based Phantom Shares to be earned in accordance with Schedule A, (c) all Time-Based Phantom Shares and Final Performance-Based Phantom Shares shall be converted to the Phantom Share Value and such amount shall continue to vest in accordance with Section 3(a) based on the service of the Grantee and (d) all other terms and conditions of this Agreement shall remain in full force in effect.

6.  Separation From Service.  Except as otherwise provided below, upon termination of the Grantee’s employment with the Company for any reason, the Grantee shall forfeit Phantom Shares and Phantom Share Value that have not vested upon the Grantee’s Separation from Service pursuant to Section 3.  Upon the termination of the Grantee’s employment by the Company for Cause, the Grantee shall forfeit all Phantom Shares and Phantom Share Value, whether or not vested.

                        (a)  Separation from Service by the Company without Cause or by the Grantee for Good Reason.  In connection with the Grantee’s Separation from Service prior to December 31, 2017, either (i) by the Company without Cause or (ii) by the Grantee for Good Reason, for purposes of determining the percentage of the Time-Based Phantom Shares and Performance-Based Phantom Shares that will vest upon the Grantee’s Separation from Service (if any), the Grantee shall be deemed to be employed by the Company for 36 additional calendar months.

         (b)  Separation from Service Due to Disability.  In connection with the Grantee’s Separation from Service prior to December 31, 2017 due to Disability, on the Separation from Service Date, the Grantee shall vest with respect to a number of Time-Based Phantom Shares and Final Performance-Based Phantom Shares (the number of which shall be determined pursuant to Section 3(b)) equal to (x) 10% of the Phantom Shares multiplied by (y) the number of years (up to ten) the Grantee has performed services for the Company from January 1, 2008 through the date of the Grantee’s Disability.

7.  Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.  Waiver of Benefits Under Other Plans.  Except (x) with respect to any amounts consisting solely of compensation deferred by the Grantee (and any interest or other appreciation thereon), and (y) benefits provided by the Company under the 401(k) Excess Plan, the Grantee hereby waives the right to receive any benefit under any nonqualified pension, profit sharing, supplemental retirement plans maintained or sponsored by the Company to which he may otherwise be entitled, either now in existence or may be established by the Company in the future.

9.  Acknowledgement of Obligations, Restrictions and Covenants.  The Grantee hereby acknowledges that he is bound by certain confidentiality, noncompetition and nonsolicitation covenants set forth in the Employment Agreement.  The Company shall have the right to suspend any benefit payment under this Agreement if the Committee in good faith determines that the Grantee is in material breach of such covenants.

10.    Tax Withholding.  All payments to the Grantee hereunder shall be net of any required Federal, state, and local tax withholding.

11.    Section 409A.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to the Grantee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12.    Source of Payments/Unfunded Status.  The Agreement is intended to constitute an unfunded plan.  Any amount due and payable to the Grantee or in respect of the Phantom Shares pursuant to the terms of this Agreement shall be paid solely from the general assets of the Company.  The Grantee (and his beneficiary, if applicable) shall not have any interest in any specific asset as a result of this Agreement or any right to payment under the Agreement.  The Company shall not have any obligation to set aside any funds for the purpose of making any benefit payments under this Agreement.  Nothing contained herein shall give the Grantee (or his beneficiary, if applicable) any rights that are greater than those of a general unsecured creditor of the Company.  No action taken pursuant to the terms of this Agreement shall be construed to create a funded arrangement, a plan asset, or fiduciary relationship between the Company and the Grantee (or his beneficiary, if applicable).

13.    No Obligation to Continue Employment.  The Company is not obligated by or as a result of this Agreement to continue the Grantee in employment and this Agreement shall not interfere in any way with the right of the Company to terminate the employment of the Grantee at any time.

14.    Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

15.    Changes in Stock.  If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock offering or stock repurchase, or other change in the Company’s capital stock, there is a material change in the number of outstanding shares of Stock, the Committee shall make appropriate or proportionate adjustments to the starting Stock Price, Total Shareholder Return and/or the number of Phantom Shares in such manner as the Committee determines to be equitable to preserve the intent of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                THERMO FISHER SCIENTIFIC INC.

                                                By:  /s/ Seth H. Hoogasian
                                                         Seth H. Hoogasian
                                                        Senior Vice President, Secretary and General Counsel

                                                        /s/ Marijn Dekkers
                                                         Marijn Dekkers

Exhibit A
Performance Goals

The chart below sets forth the percentage of the Performance-Based Phantom Shares that may be earned by the Grantee at various levels of Total Shareholder Return:

Total Shareholder Return Targets	Final Performance-Based Phantom Shares

Performance of the Benchmark Index equals or exceeds Total Shareholder Return	0% of Performance-Based Phantom Shares
Total Shareholder Return exceeds performance of the Benchmark Index by 150 basis points	100% of Performance-Based Phantom Shares
Total Shareholder Return exceeds performance of the Benchmark Index by 300 or more basis points	200% of Performance-Based Performance Shares

If Total Shareholder Return falls between the Total Shareholder Return Targets set forth above, the number of Final Performance-Based Phantom Shares shall be determined using linear interpolation.  For purposes of clarity, if the performance of the Benchmark Index for the applicable period equals or exceeds Total Shareholder Return, no Performance-Based Phantom Shares shall vest.